Exhibit 10.24

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

SUPPLY AGREEMENT

This Agreement is entered into as of the 22nd day of February 2002, by and between Masimo Corporation, a Delaware corporation (the “BUYER”) and Wintek Electro-Optics Corporation., a Michigan corporation (the “SELLER”).

WHEREAS, SELLER desires to manufacture exclusively for BUYER, Liquid Crystal Displays (hereinafter referred to as “LCD”) as per BUYER’s specification, and BUYER desires to purchase LCD’s from SELLER.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1	“LCD Assembly” shall mean the items listed and described within the purchase order that is issued to SELLER by BUYER, which are manufactured according to the specifications provided by BUYER

1.2	“Non-Recurring Engineering Charge” shall mean the cost to SELLER of manufacturing the engineering samples of the LCD Assembly. Includes Wintek tooling and fixtures, Teledyne backlight tooling, and Hitachi Tab/IC tooling.

2.	PRODUCT SUPPLY

2.1	General. BUYER shall submit a purchase order (the “Purchase Order”) to SELLER specifying the quantity of LCD, Assembly to be purchased by BUYER, as set forth in this Section 2. BUYER shall submit at least one Purchase Order to SELLER, on a quarterly basis, as determined by the BUYER. Notwithstanding the foregoing, BUYER may submit more than one Purchase Order per quarter.

2.2

Initial Purchase Order: Procurement and Testing of Engineering Samples. BUYER shall submit an initial Purchase Order (the “Initial Purchase Order”) to SELLER within thirty (30) days of the date of this Agreement. The Initial Purchase Order shall specify the type, quantity, and specifications of engineering samples of the LCD Assembly (the “Samples”) required by BUYER for testing. BUYER and SELLER shall mutually agree on the specifications (the “Specifications”) for the Samples. The BUYER shall have up to six (6) months from the date of its receipt of the Samples to test and evaluate said Samples. To the extent practicable, BUYER and SELLER shall agree upon the testing criteria for the Samples to determine if they meet the Specifications. Notwithstanding the foregoing, BUYER shall determine, in its sole discretion, whether the Samples meet the required Specifications. In the event the Samples fail to meet the Specifications, including engineering tests and field customer evaluations, as determined by BUYER, in its sole discretion, BUYER shall notify the SELLER, pursuant to Section 10.2 of this Agreement. Within 5 days of the receipt of such notice from BUYER, SELLER must notify BUYER of its intention to remedy the failure, setting forth in reasonable detail its assessment of the failure and the time period required to remedy the cause of failure. If SELLER’s proposed remedy or time frame is not acceptable to BUYER, in its sole discretion, BUYER may cancel the Initial Purchase Order, and any other Purchase Order submitted by BUYER, without penalty.

2.3	Fulfillment of Purchase Orders by SELLER. SELLER shall ship the LCD Assembly products to BUYER, in the quantities, at such times, and to the locations as requested by BUYER in each Purchase Order.

2.4	Forecast and Inventory. During the first week of each of its fiscal quarters, BUYER shall provide to the SELLER a rolling forecast of LCD Assembly requirements for such quarter, which SELLER shall use for capacity planning purposes.

2.5	Cancellation of Purchase Order. BUYER reserves the right to revise or cancel any Purchase Order, without penalty, where the cancellation is necessitated by changes in technology which are not incorporated in SELLER’s LCD Assembly, cancellations by BUYER’s customers for BUYER’s products which incorporate SELLER’s LCD Assembly, or a redesign of BUYER’s current configuration of instrumentation that house the LCD ASSEMBLY which redesign renders SELLER’s LCD Assembly incompatible, as determined by BUYER in its sole discretion, with BUYER’s products. For a cancellation by BUYER pursuant to this Section 2.5 to be without penalty, cancellation notice must be provided to SELLER at any time up to and including one hundred twenty (120) days prior to the scheduled shipment date as set forth in the applicable Purchase Order. To the extent that such notice is not sent at least one hundred twenty (120) days prior to the scheduled shipment date, BUYER shall accept said shipment subject to the conditions and provisions of this Agreement. Notwithstanding the foregoing, BUYER’s notice of cancellation shall operate as cancellation notice for all additional Purchase Orders, which Purchase Orders have a scheduled shipment date more than one hundred twenty (120) days after the date such notice was sent.

2.6	Delivery; Title; Risk of Loss.

(a)	Delivery.

1.	SELLER shall ship the LCD Assembly products to BUYER, in such amounts and at such times, as requested by BUYER pursuant to the applicable Purchase Order.

2.	Lead Time for production orders will be per Exhibit A.

(b)	Title.

The title to the Products will pass directly from SELLER to BUYER upon acceptance by BUYER.

(c)	Risk of Loss.

SELLER shall bear the risk of loss prior to actual Receipt and Acceptance of the LCD Assembly products by BUYER. Risk of loss shall pass to BUYER upon its acceptance of the LCD Assembly products. For purposes of the foregoing, Acceptance by BUYER shall occur when BUYER, or its designee, takes physical possession of the LCD Assembly products, at which time they shall be deemed to be in BUYER’s possession and/or control.

3.	EXCLUSIVITY/CAPACITY

3.1	Exclusivity. The BUYER agrees to make the SELLER its exclusive supplier for the LCD ASSEMBLY during the term of this Agreement or such earlier date as this Agreement is terminated by either party subject to the terms of this Agreement. BUYER agrees that in the event that BUYER develops additional products which require LCD Assembly products, SELLER will have the first opportunity to negotiate a contract for provision of such LCD Assembly products to BUYER for inclusion in BUYER’s new product line; provided, however, that nothing contained herein requires BUYER to select SELLER as its supplier LCD Assembly products for any such other products developed by BUYER Notwithstanding the foregoing, BUYER shall provide the specifications, as determined by BUYER in its sole discretion, for the new product line. SELLER shall have sixty (60) days from the date such specifications are sent by BUYER to negotiate terms acceptable to BUYER for inclusion of SELLER’s LCD Assembly products in BUYER’s new product line. Upon payment for Teledyne backlight tooling and Hitachi tab/IC tooling, BUYER has right to procure directly from Teledyne and Hitachi. Parts off these tools are for the sole consumption of Masimo.

3.2	Capacity. The SELLER shall maintain and manage capacity at its facility sufficient to manufacture the LCD Assemblies required by BUYER pursuant to this Agreement.

4.	PRICING AND PAYMENT TERMS

4.1	LCD Assembly Price and Non-Recurring Engineering Charges. The price for the LCD Assemblies and Non-Recurring Engineering Charge indicated on Exhibit A hereto.

4.2

Payment Terms. BUYER shall pay SELLER the price applicable to each LCD Assembly. All invoices for purchased LCD Assemblies shall be accumulated by SELLER on a monthly basis and provided to BUYER within fifteen (15) days of the end of each month. Each invoice shall be due and payable within thirty (30) days of receipt by BUYER.

5.	COST REDUCTIONS/NEW TECHNOLOGY

5.1	Cost Reductions. SELLER shall provide on an as requested basis to BUYER, cost data that provide visibility to cost reduction projects for the LCD Assembly. To the extent that SELLER’s per unit production costs decline at any point during the Term of this Agreement, such cost savings shall be passed on to BUYER in the form of a reduction in the per unit purchase price. To the extent that the SELLER’s per unit production costs decline at any point during the term of this Agreement as a result of manufacturing cost-savings improvements, such cost savings shall be passed on to BUYER in the form of a reduction in the per unit purchase price. To the extent that Seller’s per unit production costs decline at any point during the term of this agreement as a result of quality cost savings improvements, such cost savings shall be passed on to BUYER in the form of a reduction in the per unit purchase price.

5.2	New Technology. If at any time during the Term of this Agreement, SELLER intends to implement new technologies or make significant changes with its current manufacturing processes for production of the LCD Assembly products (the “Enhanced LCD Assembly”), which may result in a redesign or reconfiguration of the LCD Assembly, SELLER shall promptly notify BUYER. BUYER, in its sole discretion, shall determine whether the implementation by SELLER of new technologies or manufacturing processes render the LCD Assembly products incompatible with BUYER’s products incorporating the existing LCD Assembly products. If BUYER determines that SELLER’s Enhanced LCD Assembly is incompatible with BUYER’s products, BUYER may terminate this Agreement upon thirty (30) days notice. If BUYER elects to terminate this Agreement pursuant to this Section 5.2, BUYER shall be obligated to accept on those LCD Assembly products as previously ordered by BUYER and shipped by SELLER prior to BUYER’s notice of termination, subject to the remaining provisions of this Agreement.

If the BUYER accepts the enhanced LCD Assembly products, BUYER may amend any Purchase Order previously submitted to SELLER and for which the requested LCD Assembly products have not been shipped, without any penalty, to allow for the substitution of the Enhanced LCD Assembly products.

6.	QUALITY RECORDS, AUDITS, REGULATORY MATTERS .

6.1	Records. The SELLER shall maintain and make available to the BUYER for inspection, upon reasonable notice, quality records, manufacturing records for BUYER’s product, which contains SELLER’s LCD Assembly. These records include but are not limited to personnel training, equipment calibration and qualification records and manufacturing records.

6.2	Inspections. Upon reasonable notice, the SELLER shall allow the BUYER to make a physical inspection/audit, during normal business hours of the facility at least once per calendar year.

6.3	Quality Level LCD. QC-S-9001 (Test Method: MIL STD - 105D, AQL : 0.65 for major defects, 2.50 for minor defects, 2.50 for total defects).

6.4	Quality Level (LCM). LM-S- 9001 (Test Method: MIL STD - 105D, AQL : 0.65 for major defects, 2.50 for minor defects, 2.50 for total defects).

7.	WARRANTY

7.1	SELLER warrants that the delivered hereunder will meet the applicable specifications and shall be free from defects in material and workmanship under normal use and service during the term of this Agreement and any renewal thereof. If any LCD Assembly is discovered to be defective by BUYER, or a customer of BUYER’s, BUYER shall notify SELLER of the defect in a timely manner and SELLER shall immediately: (i) implement an investigation to determine the cause of the defect, (ii) provide BUYER with a plan for ensuring that future LCD Assemblies are not subject to the same defect, and (iii) undertake necessary repairs and/or provide replacement parts, to include LCD Assemblies, to such customers as are incoming or customers rejection due to a defective LCD Assembly, BUYER notify SELLER in a timely manner and the SELLER will promptly implement an investigation and take all necessary corrective action in a timely manner as set forth above.

7.2	SELLER further represents and warrants that the LCD Assembly products and/or any use of the LCD Assembly products in accordance with the terms of this Agreement:

(a)	will not infringe, or constitute the misappropriation of, any intellectual property right of any third party, and that SELLER holds all necessary rights and licenses to permit the sale and use of the LCD Assembly products by BUYER as contemplated under the terms of this Agreement; and

(b)	will not otherwise reasonably be likely to expose either Party to criminal or civil liability of any kind.

7.3	Notwithstanding the foregoing, nothing in this Agreement is intended to or shall be construed as creating any third party beneficiary rights.

8.

INDEMNIFICATION. SELLER shall indemnify, defend and hold BUYER, its successors, assigns, directors, shareholders, employees and agents harmless, from any and all any liabilities, claims, causes of action, suits, damages, deficiencies, losses and expenses (including reasonable attorneys’ fees and expenses) relating to: (i) any trademark infringement or similar claims, suits, judgments, expenses or allegations based on the LCD Assembly products; or (ii) SELLER’s breach of any of the warranties, representations, covenants or agreements contained herein; or (iii) lawsuits filed by customers alleging defects in the LCD Assembly products.

9.	TERM AND TERMINATION

9.1	Term. The term of this Agreement shall commence on the date first written above and expire on the 22nd day of February, 2005, unless terminated earlier pursuant to the terms of this Agreement (the “Term”).

9.2	Automatic Renewal. Unless one party notifies the other party in writing at least six months prior to the end of the Term that the party does not intend to renew or extend this Agreement, the term of this Agreement shall automatically extend until the earlier of: (a) termination of this Agreement by either party upon at least six (6) months’ written notice to the other; or (b) replacement of this agreement by an extension, renewal or other written agreement of the parties.

Notwithstanding the foregoing, this Agreement may be terminated by either party in the event of (i) any material breach by the other party hereto which continues after thirty (30) days written notice of said breach (which notice shall, in reasonable detail, specify the nature of the breach) by the non-defaulting party to the defaulting party as set forth in Section 10.3 below or (ii) a new technology or a change in manufacturing renders the LCD Assembly products incompatible with BUYER’s intended use thereof as set forth Section 5.2.

9.3	Defaults. If either party materially defaults in the performance of any obligation under this agreement, then the other party will have the right to terminate this agreement upon Sixty (60) day prior written notice, unless such defaulting party substantially cures such default or has an acceptable corrective action plan in place to the satisfaction of the other party during that Sixty (60) day notice period. In such event, this agreement shall continue in effect and such notice of termination shall be of no effect.

10.	MISCELLANEOUS

10.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to or application of conflicts of law principles.

10.2	Notice and Communications. All notices and other communications shall be deemed to have been given (a) upon receipt if delivered personally, (b) upon completion of the transmission if telecopied (with confirmation from the sending device that the entire notice or other communication was received by the addressee) or (c) upon execution of the return receipt if mailed certified mail (return receipt requested); and addressed as follows:

To BUYER:	To SELLER:

Masimo Corporation 2852 Kelvin Avenue Irvine, California 92714 Attention: Fax:	Wintek Electro-Optics Corporation 1665 Highland Drive Ann Arbor, Michigan 48108 Attention: Fax:

or to such other address as a party may designate pursuant to this notice provision.

10.3	Waiver. Failure by either party, at any time, to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as a waiver of any right accruing under this Agreement, nor shall it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party with respect to any subsequent action. A waiver of any right accruing to either party pursuant to this Agreement shall not be effective unless given in writing.

10.4	Headings. The headings in this Agreement are for convenience only, and shall not be considered a part of, or affect the interpretation of, any provision of this Agreement.

10.5	Severability. In the event that any provision of this Agreement shall be unlawful or otherwise unenforceable, such provision shall be severed, and the entire agreement shall not fail on account thereof, the balance continuing in full force and effect, and the parties shall endeavor to replace the severed provision with a similar provision that is not unlawful or otherwise unenforceable.

10.6	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one. and the same instrument. A Party may deliver this Agreement by transmitting a facsimile copy of this Agreement to the other Party. A facsimile copy of this Agreement, including the executed signature page thereof, shall be deemed an original.

10.7	Modification. No amendment to or modification of this Agreement shall be effective unless set forth in a writing signed by both Parties.

10.8	Assignment: Delegation. Neither party may assign its rights or delegate its duties, directly or indirectly, either voluntarily or by operation of law, without the prior written consent of the other Party.

10.9	Survival of Warranties and Indemnities. The warranties and indemnities made by the SELLER in Sections 8 and 9 of this Agreement, respectively, shall be deemed continuing and shall survive the Termination of this Agreement.

10.10	Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection herewith.

10.11	Exhibits. All exhibits attached to this Agreement are incorporated in and made a part of this Agreement by this reference.

10.12	Waiver of Breach. The waiver by either Party of a breach of any provision of this Agreement will not Deemed a waiver of any subsequent breach of the same or different provision.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

MASIMO CORPORATION		WINTEK ELECTRO-OPTICS CORPORATION

By:	/s/ Gary L.Waite	By:	/s/ B.D. Hughes
Name:	Gary Waite	Name:	Phil Hughes
Title:	VP Manufacturing	Title:	Director

EXHIBIT A

LCD ASSEMBLY PRICE

NON-RECURRING ENGINEERING CHARGES (NRE)$[…***…] Includes 10 samples (5 FFSTN positive, 5 FFSTN negative, 5 STN negative blue mode).

NRE:

[…***…]

NRE, […***…] upon issuance of BUYER’s purchase order. Remaining NRE payable upon delivery of prototypes that meet Masimo approved Wintek LCD assembly specification.

The cost structured as follows:

[…***…]

Prototypes (additional samples of Max of 100) […***…]

•	FFSTN Positive Mode (5 included in NRE)
•	FFSTN Negative Mode (5 included with NRE)
•	STN Negative/Blue Mode (5 additional @ […***…])

INITIAL PURCHASE ORDER:

The initial purchase order will be issued for […***…] each as a “ramp-up” quantity […***…]. Production orders to be placed for no less than […***…].

* Confidential Treatment Requested

A-1

EXHIBIT A

LCD ASSEMBLY PRICE

DELIVERY LEAD TIMES:

LCD drawing to be submitted 2 weeks following receipt of order.

LCD Assembly Samples 16 weeks following BUYER approval of Wintek LCD specification.

Delivery Lead Time for production LCD assembly, 16-18 weeks upon receipt of production order, and approval of prototype LCD Assembly.

FUTURE PURCHASE ORDERS:

Future purchase orders will be issued based on a forecast that Masimo Corporation will provide to Wintek on a quarterly basis. This future purchase order can be issued as late as eighteen months after the initial purchase order. Forecast will be based upon current sales demand and historical sales. Masimo current estimates for usage for the LCD are approximately 800-1000 units per month.

A-2